Exhibit 10.e

July 10, 2015

Mr. Michael W. Malone
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340

Re:    Employment Arrangements
Dear Michael:

I am writing regarding our recent discussion about your plans to retire from Polaris Industries Inc. (“Polaris”). Thank you for sharing your plans with me and for agreeing to postpone complete retirement and to make yourself available to Polaris for purposes of assisting with matters related to our financial services business. This letter agreement (the "Agreement") is written for the purpose of setting forth the terms and conditions of your continued employment by Polaris during the transition period and to confirm your transition and termination benefits.

1.	Title, Position and Term.
Your employment, duties and responsibilities as Vice President-Finance and CFO will continue until August 3, 2015. You will resign from your position as Vice President-Finance and CFO at that time, and will then serve as Executive Vice President, Polaris Financial Services until March 1, 2016. On that date, you will resign as Executive Vice President-Polaris Financial Services and you will no longer serve as a corporate officer of Polaris. Your employment with Polaris will continue until March 1, 2018 or such earlier date provided in Section 4 below (the “Termination Date”) (the period from your resignation as Executive Vice President-Polaris Financial Services to the Termination Date is referred to as the “Transition Period”). During the Transition Period, you will provide advice and counsel on matters related to Polaris’ financial services business and other matters within your experience and expertise as may be requested by the Chief Executive Officer of Polaris. You will perform services for Polaris during the Transition Period as requested, but with the understanding that your time commitment for the performance of such services on an ongoing basis during the Transition Period will not be more than 20% of your average level of time commitment to Polaris during the 36 month period prior to the start of the Transition Period; accordingly, you and Polaris intend for there to be a reduction in services performed sufficient to result in a “separation from service” under Section 409A of the Internal Revenue Code as of the earlier of March 1, 2016 or your Termination Date. During the time you serve as Executive Vice President-Polaris Financial Services and the Transition Period, you will be an employee of Polaris, but not a reporting individual for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, but you will continue to be subject to the insider trading policies of Polaris.

2.	Compensation and Benefits.
(a)    Base Salary and Retention Payments. For so long as you remain Vice President-Finance and CFO and Executive Vice President-Polaris Financial Services, you will be paid your current annual base salary of $490,000 and you will continue to be eligible for the calendar year 2015 Senior Executive Annual Incentive Compensation Plan at your current target payout rate of 80% of your base salary. During your Transition Period you will be paid an annual base salary of $75,000. Your base salary will be paid in accordance with Polaris' customary payroll policy, less all applicable withholdings and deductions. During the Transition Period, you will also receive a lump sum payment equal to $293,334 in March of 2016, 2017 and 2018, respectively (totaling $880,002). Each payment will be paid to you on or before March 15 of the respective year.

(b)    Other Compensation and Benefits. While employed by Polaris during the Transition Period, you will participate in Polaris' then current standard benefit programs for C1 level employees, subject to the terms and conditions of the applicable benefit plans and programs, except that you will not be eligible for an annual incentive award under any annual incentive award program (including the Senior Executive Plan) or for Polaris’ stock based awards, in each case beginning January 1, 2016 (including the portion of 2016 during which you serve as Executive Vice President-Polaris Financial Services) through the end of your employment. You will continue to be considered an ”Employee” as defined in the Company’s 2007 Omnibus Plan while serving as an Executive Vice President-Polaris Financial Services and during the Transition Period for purposes of your outstanding stock option and performance restricted stock unit awards which will be determined in accordance with the terms and conditions of the applicable award agreement.

3.	Termination
(a)    Termination of Employment
(i)    You may voluntarily resign your employment hereunder at any time.
(ii)    Your employment hereunder will automatically terminate upon your death or permanent disability as defined in Polaris' long term disability plan then in effect.
(iii)    Your employment hereunder may be terminated by Polaris for Cause (as defined below) immediately upon written notice to you.
(iv)    Your employment hereunder will automatically terminate on March 1, 2018, if not earlier terminated for reasons stated above.
(b)    Definition of Cause. For purposes of this Agreement only, "Cause" means (i) repeated violations of your employment obligations (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on your part and which are not remedied in a reasonable period after written notice from Polaris specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony.

4.	Benefits on Termination.
(a)    Termination at End of Transition Period, or Due to Disability. Upon termination of your employment in accordance with this Agreement (other than termination that occurs as a result of your death, your permanent disability, or your voluntary resignation prior to March 1, 2018 without the consent of Polaris, or your termination by Polaris for Cause), you will be entitled to the following:
(i)     You will participate in Polaris benefit plans as an early retiree, to the extent that your participation, or receipt of benefits, as an early retiree does not violate any applicable law, including any nondiscrimination requirement that may apply to the benefit under the federal tax laws, the violation of which may have an adverse tax consequence to Polaris, the benefit plan or any other participant in the benefit plan.
(ii)    The portion of each of your then outstanding and exercisable stock options that has not been exercised upon your Termination Date shall continue to be exercisable for a period of 36 months from your Termination Date, but not after the “Expiration Date” set forth in the stock option agreement memorializing such stock option. You agree to enter into such amendments and other documents as are reasonably necessary to achieve the foregoing modifications.
(b)    Other Termination of Employment. In the event of your termination of employment by reason of your death, your permanent disability, voluntary resignation prior to March 1, 2018 without the consent of Polaris, or your termination by Polaris for Cause, the payments due or benefits available upon death or termination of employment, as applicable, under any plan or program of Polaris will be determined in accordance with the terms of such plan or program without regard to this Agreement.
5.     Conditions.
As a condition precedent to receiving any of the compensation and benefits set out in Sections 2 and 4 above, within 21 days following your resignation as Executive Vice President-Polaris Financial Services, you will execute a general waiver and release (“Waiver and Release”) in a form satisfactory to Polaris. The Waiver and Release shall become effective in accordance with the rescission provisions set forth therein.

6.     Taxes.
Polaris may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as it shall determine are required to be withheld pursuant to any applicable law or regulation. Except to the extent that withholdings are made by Polaris, you will be responsible for payment of any and all taxes owed in connection with the payments hereunder. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations issued with respect thereto, and this Agreement should be interpreted accordingly. Notwithstanding any other provision herein, to the extent that you are a “specified employee” as defined in Section 409A of the Code as of your separation from service date, any and all deferred compensation payments subject to Section 409A and payable on account of your separation from service that would otherwise be paid during the first six months following your separation from service date will be accumulated (without interest) and paid to you in a lump-sum together with the first payment due after the six month anniversary of your separation from service date.
7.     Notices.
All notices under this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail, return receipt requested, to the party to receive the same at the address set forth below or such other address as may have been furnished by proper notice.
Polaris:    Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
Attention: Secretary

You:        Michael W. Malone
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8.     Governing Law.
This Agreement is entered into in the State of Minnesota and shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota.

9.	Entire Agreement.
This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris, including, without limitation, the Change in Control Agreements dated December 17, 2007 and June 1, 1996 and the Severance Agreement between you and Polaris dated January 16, 2008. The Non-Competition Agreement currently in effect between you and Polaris remains in full force and effect and nothing contained herein is intended to amend or modify the provisions of that agreement or any replacements thereof.
Please sign and return a copy of this Agreement indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,
/s/ SCOTT W. WINE
Scott W. Wine
Chairman and Chief Executive Officer

Accepted and Confirmed:
/s/ MICHAEL W. MALONE
Michael W. Malone